AGREEMENT made this 28th day of February, 2001, by and between Oak Associates Funds, a Massachusetts business trust (the "Trust"), and Oak Associates, ltd. (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

Fund                                                 Total Operating Expenses
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Pin Oak Aggressive Stock Fund                                 1.00%
Red Oak Technology Stock Fund                                 1.00%
White Oak Growth Stock Fund                                   1.00%
Black Oak Emerging Technology Fund                            1.00%

The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund's expenses, and that the Adviser's guarantee of Fund expense ratios takes into account these expense-limiting agreements.

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

OAK ASSOCIATES FUNDS                        OAK ASSOCIATES, ltd.

By:    /s/ Leslie Manna                     By:    /s/ James Oelschlager
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Name:  Leslie Manna                         Name:  Leslie Manna
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Title: Vice President                       Title: Vice President
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